Exhibit 10.16

5 Penn Plaza, 14th Floor, New York, NY 10001, USA Tel (646) 731 1000 Fax (646) 674 1390 www.majescomastek.com	[LOGO]

June 29, 2011

Lori Stanley

525 East Washington Avenue,

Woodbridge, New Jersey, 07095

Dear Lori,

We are pleased to offer you the position of General Counsel, North America, Grade 14 for MAJESCOMASTEK. You would report to Andrew McCauley, Vice President, Finance. Your start date will be July 1, 2011.

Compensation and Benefits

Your base salary will be $14,583.33 per month, payable to you on a monthly basis.

You are also eligible to earn an on target bonus of approximately 15% of your base salary based on achievement of your planned annual performance targets. This bonus will be earned against your achievement of targets for the new financial year FY12 which would commence July 1, 2011.

In addition to the compensation described above, you will be entitled to the following benefits offered by MAJESCOMASTEK per the rules of the company and consistent with the package offered to other MAJESCOMASTEK staff:

•	Medical, Dental and Vision Health Insurance.
•	Life, Accidental death and dismemberment, short-term and long-term disability insurance.
•	Twelve days earned paid vacation per year plus holidays.

The position is currently based in Edison, NJ with frequent trips to NYC, NY; however, you may be required to relocate to any other place subsequently. If you should terminate your employment with MAJESCOMASTEK for any reason whatsoever before the expiration of six months after relocation, you will refund to MAJESCOMASTEK the gross amount of moving and relocation reimbursements, i.e., actual payments received by you and any payments to third parties on your behalf, plus all taxes deducted that relate to those payments.

The position may also require frequent travel and irregular working hours. This may include travel to India and other countries outside the United States of America.

Ability to work in US/ Confidentiality Agreement

This offer is subject to satisfactory proof of your legal right to work in the United States. You will also be required to sign and return a copy of MAJESCOMASTEK’s confidentiality agreement.

Employment at Will

Please be advised that you may terminate your employment with MAJESCOMASTEK at any time and for any reason simply by notifying MAJESCOMASTEK. We request that you give us at minimum two weeks written notice. Likewise, MAJESCOMASTEK may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a written format signed by the CEO of the company.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Please return a signed acceptance of this letter within 5 business days as indication that you find the offer acceptable. We trust you find this offer acceptable and look forward to your joining the MAJESCOMASTEK team. This offer is also based on a satisfactory background investigation and reference check. Please sign below so we may begin the process of indoctrinating you to MAJESCOMASTEK.

Sincerely,

/s/ Mrinal Sattawalla	Accepted	/s/ Lori Stanley
(Lori Stanley)
Mrinal Sattawalla
Group President	Date	6/30/11